Exhibit 99.1

Nexeo Solutions Announces General (Retired) Walter L.  Sharp to Board of Directors

Nexeo Solutions continues to expand global presence

THE WOODLANDS, TX U.S.A. — November 19, 2014 - Nexeo Solutions, a leader in chemical and plastics distribution, announces the appointment of retired U.S. Army Four-Star General Walter L. “Skip” Sharp to its Board of Directors. General (Retired) Sharp’s appointment expands the Board to nine directors.

“All of our Board members bring talent, expertise and a unique perspective to the table. We are very fortunate to have General Sharp by our side as we continue to expand our global presence,” said David Bradley, President and CEO of Nexeo Solutions.  “We appreciate his willingness to serve as a director and look forward to benefitting from his judgment and counsel.”

Mr. Sharp retired as a 4-Star General from the U.S. Army in September 2011 after serving our nation for 37 years.  He last served as the Commanding General, United Nations Command, Combined Forces Command, U.S. Forces Korea (UNC/CFC/USK), Seoul Korea from June 2008 to July 2011.  He previously served as the Director of the Joint Staff in the Pentagon from August 2005 to June 2008. Since retiring from the U.S. Army, he has held the position of President and Manager of Sharp Advice LLC, where he provides strategic and effective business planning consulting services for various U.S. and foreign companies.

General (Retired) Sharp holds a B.S. degree in Engineering from the U.S. Military Academy at West Point and holds a M.S. from Rensselaer Polytechnic Institute.  His unique experience allows him to provide instrumental leadership and strategic business planning experience to our Board of Directors.

About Nexeo Solutions

Nexeo Solutions is the largest global chemical and plastics distributor with a centralized business model.  With operations worldwide, Nexeo offers over 27,000 products used in a broad cross-section of industries, including chemicals manufacturing, oil and gas, paints and coatings, automotive, healthcare and personal care. Nexeo distributes these products in North America, EMEA, and Asia. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private company employing more than 2,700 employees, Nexeo connects a network of over 1,200 suppliers with a diverse base of more than 28,000 customers. Learn more at www.nexeosolutions.com.

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FOR FURTHER INFORMATION PLEASE CONTACT

Media Relations, Nexeo Solutions

Tel. +1 281 297 0051, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions

Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com